Exhibit 99.1

Ocean Power Technologies, Inc.

Announces Fourth Quarter Fiscal 2023 Results

Fiscal 2023 Revenues Increased 55%

MONROE TOWNSHIP, N.J., July 12, 2023 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced financial results for its fiscal fourth quarter (“4Q23”) and full-year ended April 30, 2023 (“FY23”). Highlights include:

4Q23 HIGHLIGHTS

●	Total orders for the 4Q23 were $2.3 million, as compared to $0.7 million for the fourth quarter ended April 30, 2022 (“4Q22”).
●	Revenues for the 4Q23 of $1.0 million grew 29.5% over 4Q22 revenues.
●	In April 2023, OPT completed a $0.5M extension of its lease contract to continue providing their WAM-V® 22 Autonomous Surface Vehicle asset to a U.S. Government Agency Overseas for ongoing autonomous maritime activities.
●	In March 2023, OPT deployed the scalable Mass-on-Spring Wave Energy Converter (MOSWEC) PowerBuoy® off the coast of New Jersey as part of the U.S. Department of Energy (DOE) Phase II development project, which is a $1.1 million follow-on project.

FY23 HIGHLIGHTS

●	Total orders for FY23 were $6.3 million, a 250% increase when compared to total orders of $1.8 million for full year ended April 30, 2022 (“FY22”).
●	Revenues for FY23 increased 55.3% to $2.7 million, over FY22.
●	Gross profit for FY23 was $0.2 million, as compared to a gross loss of $(0.1) million in FY22.
●	Partnered with Task Force 59 of the U.S. Navy on a new project in Bahrain to support the Digital Horizon exercise for use of Unmanned Surface Vehicles which was completed in January 2023.
●	Awarded a minimum $0.4 million follow-on new contract with Task Force 59 in Bahrain to provide WAM-V’s to support the International Maritime Exercise 2023 (IMX23) because of the successful demonstrations during Digital Horizon.
●	Obtained final acceptance for the buoy deployed at Enel Green Power Chile (EGP).
●	Deployed the first WAM-V 16 leased to Sulmara Subsea, Inc. (Sulmara) and obtained follow on orders for additional WAM-V leases from Sulmara. The initial lease to Sulmara was noteworthy as it was the first WAM-V sale using our leasing model.
●	Awarded contract for $0.5 million with Department of Homeland Security Science and Technology Directorate on Maritime Domain Awareness – Sensors (MDA-S) Initiative which is expected to be completed during fiscal 2024.
●	Made considerable progress on the development of Maritime Domain Awareness Services (MDAS) platform.
●	Completed Phase I for $0.2 million on the National Oceanic and Atmospheric Administration (NOAA) SBIR Dynamic Swarming of unmanned surface vehicles (USV’s) for Hydrographic Surveys in Disaster Recovery Project. The goal of the project is to design a command-and-control infrastructure to optimize sonar data and USV survey lines to facilitate many USV’s to autonomously survey a disaster area, such as those created by hurricanes.
●	Entered final phase of integration of Marine Advanced Robotics (MAR), including the start of manufacturing WAM-Vs at our New Jersey facility.

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Management Commentary – Dr. Philipp Stratmann, OPT’s President and Chief Executive Officer

“Fiscal 2023 was a milestone year for our Company as we put our strategy of becoming a leading provider of autonomous vehicles and Data-as-a-Service for the marine industry in motion. Highlights include significant progress on MDAS platform and expanding the government agencies we work with. In addition, we had our best year of revenue generation since fiscal 2015 and generated a positive gross margin for the first time since fiscal 2016. Most importantly, as we look to the future, we continue to grow our order pipeline, which now stands at approximately $68 million, which gives us confidence that we will meet or exceed $15 million of contracted orders in fiscal 2024. I am pleased with our progress this past year and with the interest that our company is generating.”

4Q23 FINANCIALS

●	Revenues for the 4Q23 were $1.0 million, 29.5% growth over 4Q22 revenues.
●	Gross loss for 4Q23 was $133 thousand, as compared to a gross loss of $44 thousand in Q422.
●	Operating expenses were $8.8 million in the 4Q23, up sequentially from $7.2 million in 3Q23, due to timing of projects and programs.
●	Net loss was ($9.5) million for 4Q23, as compared to a net loss of ($5.1) million for the 4Q22.

FY23 FINANCIALS

●	Revenues for FY23 increased to $2.7 million, a 55.3% increase over FY22. This growth has been driven by sales of WAM-V autonomous vehicles and an increase in strategic consulting services during the year.
●	Gross profit for FY23 was $0.2 million, as compared to a gross loss of $(0.1) million for FY22.
●	Operating expenses were $28.3 million in FY23, as compared to $21.5 million in FY22, primarily due to the inclusion of a full year of activity related to our MAR acquisition, and strategic increases in bonus and headcount, including additional resource needs in the areas of sales and marketing.
●	Net loss was ($26.3) million for FY23, as compared to a net loss of ($18.9) million for FY22 which included non-cash equity compensation expense of $1.5 million and $1.2 million for FY23 and FY22, respectively.
●	Backlog was $4.0 million as of April 30, 2023. Our backlog includes unfilled firm written orders for our products and services from commercial or governmental customers, which we call orders. We believe the disclosure of orders is a useful metric for investors, as it helps support our future revenue expectations and adds validity to our strategic growth plan. Company management uses orders as a tool to manage expected growth, budget and cash requirements, and to monitor the success of our sales and marketing efforts. If any of our orders were to be terminated, delayed or revised downward, our orders and our backlog would be reduced by the expected value of the remaining terms of such contract.

Balance Sheet:

●	Combined cash, unrestricted cash, cash equivalents and short-term investments as of April 30, 2023, was $34.7 million, which compares to $40.9 million as of January 31, 2023, and $57.3 million at the beginning of the fiscal year.
●	The Company continues to have no bank debt as of April 30, 2023.
●	Net cash used in operating activities for FY23 was approximately $21.7 million, compared to $21.3 million FY22.

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Introduction of Fiscal 2024 Annual Guidance

The Company is also introducing the following select guidance for full-year fiscal 2024:

●	Contracted orders for FY24 are expected to be approximately $15 million. This represents growth of more than 2x over FY23.

The Company’s anticipated order growth will be driven primarily by the continued ramp in its DaaS line, WAM-V sales and leases, and its strategic consulting business.

Conference Call & Webcast

As announced on June 15, 2023, a conference call to discuss OPT’s financial results will be held tomorrow morning, Thursday, July 13, 2023, at 9:00 a.m. Eastern time. Philipp Stratmann, CEO, Bob Powers, CFO, and Joseph Dipietro, Treasurer and Controller, will host the call.

●	The dial-in numbers for the conference call are 877-407-8291 or 201-689-8345.

●	Live webcast: Link to 4Q23 Webcast for OPT

●	Call Replay: Will be available by telephone approximately two hours after the call’s completion until August 13, 2023. You may access the replay by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID 1373 8942.

●	Webcast Replay: The archived webcast will also be available on the OPT investor relations section of its website.

About Ocean Power Technologies

Ocean Power Technologies, Inc. provides ocean data collection and reporting, marine power, offshore communications and Domain Awareness Services products, integrated solutions, and consulting services. Our solutions focus on four major service areas: Data as a Service (“DaaS”), which includes data collected by our Wave Adaptive Modular Vessel (WAM-V®) autonomous vehicles or our PowerBuoy® product lines; Robotics as a Service (“RaaS”), which provides a lower cost subscription model for our customers to access use of our WAM-V’s®; Power as a Service (“PaaS”), which includes our PowerBuoy® and subsea battery products; and our Strategic Consulting Services. We offer our products and services to a wide range of customers, including those in government and offshore energy, oil and gas, construction, wind power and other industries. Our solutions are primarily suited to ocean and other offshore environments, and support generation of actionable intelligence on a standalone basis or working with other data sources. The Company is headquartered in Monroe Township, New Jersey. To learn more, visit www.OceanPowerTechnologies.com.

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Forward-Looking Statements and Projections

This release contains forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Pipeline projections, and orders included in our backlog, can be subject to change as a result of project accelerations, cancellations or delays due to various factors, including but not limited to commercial issues, regulatory requirements, or general economic conditions impacting our customers. These factors can also cause orders to convert to revenue in periods and at levels different than our original projections. We adjust our pipeline, backlog and orders on an ongoing basis as a result of these developments, and based upon ongoing communication with our customers. There can be no assurance as to our customers’ requirements or that our estimates are accurate.

Financial Tables Follow

Additional information may be found in the Company’s Annual Report on Form 10-K that will be filed with the U.S. Securities and Exchange Commission. The Form 10-K is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2023	April 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$6,883	$7,885
Short-term investments	27,790	49,384
Restricted cash, short-term	65	258
Accounts receivable	745	482
Contract assets	152	386
Inventory	1,044	442
Other current assets	994	467
Total current assets	$37,673	$59,304
Property and equipment, net	1,280	445
Intangibles, net	3,978	4,136
Right-of-use assets, net	1,751	752
Restricted cash, long-term	155	219
Goodwill	8,537	8,537
Total assets	$53,374	$73,393
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$952	$905
Earn out payable	1,500	—
Accrued expenses	2,346	877
Contract liabilities	1,378	129
Right-of-use liabilities, current portion	529	319
Contingent liabilities, current portion	1,202	748
Total current liabilities	$7,907	$2,978
Deferred tax liability	203	203
Right-of-use liabilities, less current portion	1,311	538
Contingent liabilities, less current portion	—	843
Total liabilities	$9,421	$4,562
Commitments and contingencies (Note 16)
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	$—	$—
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 56,304,642 and 55,905,213 shares, respectively, and outstanding 56,263,728 and 55,881,861 shares, respectively	56	56
Treasury stock, at cost; 40,914 and 23,352 shares, respectively	(355)	(341)
Additional paid-in capital	324,393	322,932
Accumulated deficit	(280,096)	(253,770)
Accumulated other comprehensive loss	(45)	(46)
Total shareholders’ equity	43,953	68,831
Total liabilities and shareholders’ equity	$53,374	$73,393

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Ocean Power Technologies, Inc., and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended April 30,		Twelve months ended April 30,
	2023	2022	2023	2022
Revenues	$980	$756	$2,732	$1,759
Cost of revenues	1,114	800	2,496	1,860
Gross margin (loss)	(134)	(44)	236	(101)
(Gain)/loss from change in fair value of consideration	958	—	1,112	(60)
Operating expenses	8,794	5,801	28,340	21,512
Total operating expenses	9,752	5,801	29,452	21,452
Operating loss	$(9,886)	$(5,845)	$(29,216)	$(21,553)
Interest income, net	298	68	902	124
Other income, employee retention credit	49	—	1,251	—
Other income, proceeds from insurance claim	—	—	458	—
Gain on extinguishment of PPP loan	—	—	—	890
Loss on liquidation of subsidiary	—	(157)	—	(157)
Foreign exchange (loss) / gain	(1)	(1)	1	(1)
Loss before income taxes	$(9,540)	$(5,935)	$(26,604)	$(20,697)
Income tax benefit	—	782	278	1,823
Net loss	$(9,540)	$(5,153)	$(26,326)	$(18,874)
Basic and diluted net loss per share	$(0.17)	$(0.09)	$(0.47)	$(0.35)
Weighted average shares used to compute basic and diluted net loss per share	56,180,000	55,834,735	55,998,543	54,010,233

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